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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE

Contacts: Media Relations                              Investor Relations
          Kevin Brett                                  Diana Matley
          408-433-7150                                 408-433-4365
          kbrett@lsil.com                              diana@lsil.com

CC00-34
                                                                    May 22, 2000

                     LSI LOGIC TO PURCHASE DATAPATH SYSTEMS
                           IN $420 MILLION ACQUISITION

                    LSI gains ADSL solution, cable modem and
                   standard products pipeline for high-growth
                             communications markets

MILPITAS, CA - LSI Logic Corporation (NYSE:LSI) and DataPath Systems, Inc. today announced an agreement in which LSI Logic will acquire DataPath in a stock transaction valued at approximately $420 million.

DataPath Systems is a communications chip company with a full pipeline of standard product offerings in the fastest-growing areas of the broadband communications market: ADSL (Asynchronous Digital Subscriber Line), cable modems and high-performance tranceivers. DataPath, a San Jose, Ca.-based company, has approximately 115 employees.

The acquisition of DataPath will be a purchase accounting transaction and is subject to regulatory review. The acquisition is expected to become accretive to LSI Logic's earnings before goodwill amortization (EBG) during 2001. The transaction is anticipated to close during LSI Logic's third quarter ending September 30.


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"The DataPath acquisition will immediately bolster LSI Logic's portfolio of communications standard products as well as its library of communications-specific building blocks to enable the integration of single-chip CMOS solutions for customers in the global communications market," said John Daane, executive vice president of LSI's Communications Products Group.

"The acquisition of DataPath is consistent with LSI Logic's strategy of amassing standard products, intellectual property and engineering talent focused on our target communications markets."

In a separate announcement made today, LSI Logic announced it has licensed the discrete multitone (DMT) technology from Alcatel's Carrier Data Division. By combining DataPath's Analog Front End (AFE) and the DMT engine, LSI now offers a complete ADSL solution to customers.

Commenting on the acquisition, DataPath's president Hemant Thapar, said: "The DataPath team is looking forward to bringing to LSI Logic our expertise in the design of high-performance analog and mixed-signal devices for high-speed Internet and communications applications. LSI Logic is clearly focused on extending its leadership position in broadband and other rapidly growing communications markets. We are excited about the prospects of undertaking key responsibilities in furthering LSI Logic's success in these markets."

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: Statements made in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of


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the Securities and Exchange Act of 1934, as amended. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject by virtue of the announced transaction may include, but may not necessarily be limited to factors associated with completion of regulatory reviews, integration of DataPath products and technologies with the company's, unforeseen market reactions and successful and timely completion of customary pre-closing conditions for a transaction of this nature. In addition, expected financial benefits from the transaction reflect growth assumptions in broadband market applications, which may not necessarily occur as anticipated. The company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission during the past 12 months.

LSI Logic Corporation (NYSE:LSI) is a leading supplier of communications chips for broadband, data networking, wireless and set-top box applications. In addition, the company provides chips and boards for network computing and supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1551 McCarthy Blvd., Milpitas, CA 95035, www.lsilogic.com

DataPath Systems, Inc. founded in 1994, designs, develops and manufactures complex mixed analog/digital ICs for the Communications and Storage industries. Headquartered in San Jose, DataPath Systems' team of world-class engineers has developed leading edge, `best-of-class' performance solutions for the ADSL and mass storage markets.

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